Exhibit 99.1



                         NETGATEWAY STOCKHOLDERS APPROVE
                 NAME CHANGE AND REVERSE STOCK SPLIT PROPROSALS


 OREM, Utah, July 1, 2002, -- Netgateway, Inc. (OTC BB: NGWY.OB) announced today that, at a special meeting of the Company's stockholders held on Friday, June 28, 2002, the Company's stockholders approved amendments to the Company's Certificate of Incorporation to change the name of the Company to "Imergent, Inc." and to effect a one-for-ten reverse split of the Company's common stock and reduce the authorized number of shares of common stock from 250,000,000 to 100,000,000. The amendments will be effective as of the close of business on Tuesday, July 2, 2002, and the Company's new common stock will begin trading under the new name, a new trading symbol, and split adjustment when the market opens on Wednesday, July 3, 2002. The Company's common stock will trade on the OTC Bulletin Board under the new symbol: IMGG.OB.

About Netgateway

Netgateway is a leading technology and training company delivering eServices to small businesses and entrepreneurs. Netgateway provides eServices to over 100,000 customers annually. Netgateway enables companies of all sizes to extend their business to the Internet quickly, effectively --with minimal investment. Netgateway develops, hosts, licenses, and supports a wide range of Internet applications. Netgateway (www.netgateway.com) is located at 754 Technology Ave., Orem, UT 84097.SOURCE Netgateway, Inc.